UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2020

CTO Realty Growth, Inc.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)

	1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida (Address of principal executive offices)	32114 (Zip Code)

Registrant’s telephone number, including area code: (386) 274-2202

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
COMMON STOCK, $1.00 PAR VALUE	CTO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On December 21, 2020, CTO Realty Growth, Inc., a Florida corporation (the “Company”), will complete the payment of its previously announced $55.8 million special distribution (the “Special Distribution”). The Special Distribution, which is required in connection with the Company’s election to be taxable as a real estate investment trust commencing with its taxable year ending December 31, 2020, will be paid in a combination of cash and stock.

The Special Distribution will be paid to shareholders of record as of the close of business on November 19, 2020 (the “Record Date”). Each of the Company’s shareholders had an opportunity to elect to receive the shareholder’s entire entitlement under the Special Distribution in the form of cash or additional shares of common stock, subject to a limit on the total cash available for distribution of $5.58 million (the “Maximum Cash Amount”), excluding any cash paid for fractional shares. The Maximum Cash Amount represents 10% of the aggregate amount of the Special Distribution.

Holders of an aggregate of 2,659,831 shares of the Company’s common stock elected to receive the Special Distribution in the form of cash, and holders of an aggregate of 1,996,483 shares of the Company’s common stock either elected to receive the Special Distribution in the form of additional shares of common stock or were treated as having elected to receive payment in additional shares of common stock due to failing to make an election prior to 5:00 p.m. Eastern Time on December 7, 2020 (the “Election Deadline”). Holders of an aggregate of 60,479 unvested shares of restricted common stock issued under the Company’s Second Amended and Restated 2010 Equity Incentive Plan were not eligible to receive the Special Distribution.

Shareholders who elected to receive the Special Distribution in cash will receive, for each share held on the Record Date, approximately $2.10 per share in cash and approximately 0.24 additional shares of common stock (with cash paid in lieu of fractional shares). Shareholders who elected or were deemed to have elected to receive the Special Distribution in stock will receive, for each share held on the Record Date, approximately 0.29 additional shares of common stock (with cash paid in lieu of fractional shares). As a result, the Special Distribution will, in the aggregate, consist of the issuance of approximately 1,198,963 additional shares of the Company’s common stock and the payment of $5.58 million in cash (not including cash paid in lieu of fractional shares).

The value per share of the Company’s common stock for purposes of the Special Distribution was $41.8646, which was equal to the volume weighted average price of the Company’s common stock during the three trading days immediately following the Election Deadline.

In addition, as a result of the Special Distribution, the conversion rate relating to the Company’s Convertible Senior Notes due 2025 (the “2025 Notes”) was adjusted to 18.2596 shares of common stock per $1,000 principal amount of the 2025 Notes, and the approximately $62.5 million principal amount of 2025 Notes that are currently outstanding are now convertible, in the aggregate, into approximately 3.4 million shares of Common Stock. As a result of the adjustment to the conversion rate, the conversion price of the 2025 Notes decreased from approximately $76.02 per share of Common Stock to approximately $54.77 per share of Common Stock.

Item 9.01.	Financial Statements and Exhibits.

(d)Exhibits

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTO Realty Growth, Inc.
(Registrant)

Date: December 17, 2020	By:	/s/ Matthew M. Partridge
Matthew M. Partridge
Senior Vice President and Chief Financial Officer